UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                    FORM 8-K

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   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


      DECEMBER  13 , 2001                                 0-14871
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(Date of earliest report)                     (Commission File Number)


                             ML MEDIA PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


         NEW YORK                                       13-3221085
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)               Identification Number)


     FOUR WORLD FINANCIAL CENTER, 26TH FLOOR, NEW YORK, NEW YORK 10080-6108
               (Address of Principal Executive Offices) (Zip Code)


                                 (212) 236-6577
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)


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ITEM 5.   OTHER EVENTS.

     On December 13, 2001, Registrant entered into a Leveraged Recapitalization Agreement (the "Agreement") pursuant to which Century/ML Cable Venture (the "Venture") agreed to redeem Registrant's 50% interest in the Venture at a closing on September 30, 2002 for a purchase price of $279.8 million. Highland Holdings ("Highland"), a Pennsylvania general partnership and the holder of approximately 12.5% of the outstanding common stock of Adelphia Communications Corp. ("Adelphia"), agreed to arrange financing for the Venture in the amount required to redeem Registrant's interest in the Venture.

     The Venture or Highland may elect to close the redemption of Registrant's interest in the Venture as early as June 30, 2002, in which case the purchase price would be reduced to $275 million. The closing will also be accelerated in certain limited circumstances, including a breach by Adelphia, as manager of the Venture, of its obligations with respect to the management of the Venture.

     The purchase price for Registrant's interest in the Venture will be increased as provided in the Agreement if there is a sale of Adelphia or its cable systems prior to closing or a sale of a 10% or greater interest in the Venture within one year after the closing, in either case at a higher multiple of cash flow or a higher per subscriber price than that reflected in the purchase price for Registrant's interest under the Agreement.

     Registrant has the right to terminate the Agreement if the Venture receives an unsolicited offer from a third party to purchase all of the interests in the Venture or all of the assets of the cable systems owned by the Venture that Registrant and Century Communications Corp., the other Venturer, determine to be a Superior Proposal (as defined in the Agreement), a binding agreement is executed with respect to such offer and a $14 million break-up fee is paid to Highland by the third party.

     Pending the closing, Adelphia will continue to manage the cable systems owned by the Venture, and only specified transactions outside the ordinary course of business will require approval by Registrant.

     Simultaneously with the execution of the Agreement, Registrant and Adelphia and certain of its subsidiaries entered into a Stipulation of Settlement, pursuant to which the litigation between them will be stayed pending the closing and dismissed with prejudice at the closing of the redemption of Registrant's interest in the Venture.

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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       ML MEDIA PARTNERS, L.P.


                                       By:  Media Management Partners,
                                              General Partner


                                       By:  RP Media Management,
                                              General Partner


                                       By:  IMP Media Management,
                                               Inc.


Dated December 14, 2001                By:   S/  ELIZABETH MCNEY YATES
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                                             Elizabeth McNey Yates
                                             Vice President

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